Exhibit 4.21

June 27, 2013

Dr. Augustine Cheung

Founder, CEO & President

Medifocus, Inc

The Exchange Tower,

Suite 1800,

Toronto, ON M5X1E3

Re:	Follow-on Offering

Dear Mr. Cheung:

The purpose of this engagement letter is to outline our agreement in principle pursuant to which Maxim Group LLC (“Maxim”) will act as the lead managing underwriter and book runner in connection with the proposed registered follow-on offering (collectively referred herein as the “Offering”) of common stock (collectively referred herein as the “Securities”) of Medifocus, Inc. (collectively with its subsidiaries the “Company”), on a “firm commitment” basis.1

This engagement letter states certain conditions and assumptions upon which the Offering is premised. However, except as expressly provided for herein, this engagement letter is not intended to be a binding legal document, with the exception of those specific sections of this engagement letter that are agreed to be binding. All references in this engagement letter to dollars or $ shall mean United States dollars.

The terms of our agreement in principle are as follows:

1. The Company hereby engages Maxim, for the period beginning on the date hereof and ending on August 31, 2014 (the “Engagement Period”), to act as the Company’s exclusive financial advisor, lead managing underwriter and book runner and investment banker in connection with the proposed Offering or any other financing. During the Engagement Period or until the consummation of the Offering, and as long as Maxim is proceeding in good faith with preparations for the Offering, the Company agrees not to solicit, negotiate with or enter into any agreement with any other source of financing (whether equity, debt, convertible or otherwise), any underwriter, potential underwriter, placement agent, financial advisor or any other person or entity in connection with an offering of the Company’s securities or any other financing by the Company without the express written consent of Maxim.

2. The Offering shall consist of the sale of up to $20.0 million worth of Securities being offered by the Company (the “Primary Offering”). Maxim will act as lead managing underwriter and book runner of the Offering of a syndicate, subject to, among other things, completion of Maxim’s due diligence examination of the Company and its affiliates and the execution of a definitive underwriting agreement between the Company and Maxim in connection with the Offering (the “Underwriting Agreement”) and other customary documentation.

[1]	It is understood and agreed that during the Engagement Period, the Company and Maxim may mutually determine that instead of proceeding with a “firm commitment offering”, that the proposed Offering will be conducted on a “best efforts” basis. In such an event, the terms and conditions set forth herein (including but not limited to Maxim’s exclusivity enumerated in Paragraph 1(a)), shall still apply.

Members FINRA & SIPC

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June , 2013 Medifocus, Inc. Page 2

3. The actual size of the Offering, the precise number of Securities to be offered by the Company, and the offering price per Securities shall be the subject of continuing negotiations between the Company and Maxim and will depend upon the capitalization of the Company (at the time of the Offering) being acceptable to Maxim, general market and economic conditions, a review and finalization of audited financial statements and formal financial projections of the Company, as well as other factors which Maxim deems relevant in its discretion. Maxim may: (i) with the Company’s approval (not to be unreasonably withheld, conditioned or delayed), create a underwriting syndicate for the Offering comprised of broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”), (ii) rely on soliciting dealers who are FINRA members to participate in placing a portion of the Offering and/or (iii) offer Securities to such dealers at less than the public Offering price.

4. The Underwriting Agreement will provide that the Company will grant to Maxim an option, exercisable within 45 days after the closing of the Offering (the “Closing”), to acquire up to an additional 15.0% of the total number of Securities to be offered by the Company, solely for the purpose of covering over-allotments (the “Over-allotment Securities”).

5. An underwriting discount or spread of nine percent (9.0%) of the public offering price shall be provided to Maxim. Upon the execution of this engagement letter, the Company shall deliver to Maxim, an amount of $15,000 (by check or wire transfer of immediately available funds) as an advance to be applied towards such underwriting discount (the “Initial Advance”). An additional $45,000 (collectively, with the Initial Advance, the “Advance”) which will be paid to Maxim (by check or wire transfer of immediately available funds) concurrently with the filing of the Registration Statement (referred to herein in section 6) with the Securities and Exchange Commission and shall be applied towards such underwriting discount.

6. The Company shall, as soon as practicable following the date hereof, prepare and file with the Securities and Exchange Commission (the “Commission”) and the appropriate state securities authorities, a Registration Statement on Form S-1 /F-1 or relevant filing form (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and a prospectus included therein (the “Prospectus”) covering the Securities to be sold in the Offering, the Over-allotment Securities and the Securities underlying the Underwriter’s Warrants (as defined below). The Registration Statement (including the Prospectus therein), and all amendments and supplements thereto, will be in form satisfactory to Maxim and counsel to Maxim and will contain such interim and other financial statements and schedules as may be required by the Act and rules and regulations of the Commission thereunder. Maxim and its counsel shall be given the opportunity to make such review and investigation in connection with the Registration Statement and the Company as they deem desirable. Maxim and the Company shall mutually agree on the use of proceeds of the Offering, which shall be described in detail within the Prospectus, it being further understood and agreed that, except as may expressly approved by Maxim, no proceeds from the Offering will be used to pay outstanding loans owed by the Company to any Company officers, directors or stockholders.

7. The Registration Statement filing will include as an exhibit a proposed form of Underwriting Agreement. The final Underwriting Agreement will be in form satisfactory to the Company and Maxim and will include indemnification provisions and other terms and conditions customarily found in underwriting agreements for follow-on public offerings. Without limiting the generality of the foregoing, the Offering Agreement shall contain customary representations and warranties of the Company and shall further provide that: (i) the Company, the Company’s directors and officers and any other holder(s) of 1.0% or more of the outstanding Securities as of the effective date of the Registration Statement (and all holders of securities exercisable for or convertible into Securities) shall enter into customary “lock-up” agreements in favor of Maxim pursuant to which such persons and entities shall agree, for a period of 6 months after the

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June , 2013 Medifocus, Inc. Page 3

Offering is completed, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without Maxim’s prior written consent, including the issuance of Securities upon the exercise of currently outstanding options approved by Maxim and (ii) upon the Closing, for a period of eighteen (18) months from the Closing, the Company, or any successor to or any subsidiary of the Company, will grant Maxim the right of first refusal under the terms set forth in section 14 of this engagement letter.

8. Concurrently with or as soon as practicable after the filing of the Registration Statement with the Commission, the Company shall make all necessary state “blue sky” securities law filings with respect to the Securities to be sold in the Offering (including the Over-allotment Securities). The Company and Maxim will cooperate in obtaining the necessary approvals and qualifications in such states as Maxim deems necessary and/or desirable.

9. The Company shall be responsible for and pay all expenses relating to the Offering, including, without limitation, all filing fees and communication expenses relating to the registration of the Securities to be sold in the Offering (including the Over-allotment Securities) with the Commission and the filing of the offering materials with FINRA; if applicable all fees and expenses relating to the listing of such Securities on the OTCQX, Nasdaq market system, NYSE or NYSE MKT as the Company and Maxim together determine; all fees, upon the execution of the engagement letter, the Company at its own expense will conduct background checks, by a background search firm acceptable to Maxim, for the Company’s senior management; all fees, expenses and disbursements relating to the registration or qualification of such Securities : (i) if the Offering requires “blue sky” registration, the Company shall issue an initial payment of $10,000 to such counsel performing such work and a payment to cover all filing fees upon the commencement of “blue sky” work by such counsel, with the balance of such counsel fees and expenses to be due on the Closing)); the costs of all mailing and printing of the Offering documents (including the Offering Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), Registration Statements. Prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses as Maxim may reasonably deem necessary; the costs and expenses of the public relations firm referred to in Paragraph 12(i) hereof; the costs of preparing, printing and delivering certificates representing such Securities; fees and expenses of the transfer agent for such Securities; stock transfer taxes, if any, payable upon the transfer of securities from the Company to Maxim; the fees and expenses of the Company’s accountants and the fees and expenses of the Company’s legal counsel and other agents and representatives. Upon Maxim’s request, the Company shall provide funds to pay all such fees, expenses and disbursements in advance. For the sake of clarity, it is understood and agreed that the Company shall be responsible for Maxim’s legal costs detailed in this Section 9 irrespective of whether the Offering is consummated or not.

10. While the Commission is reviewing the Registration Statement, Maxim may plan and arrange one or more “road show” marketing trips for the Company’s management to meet with prospective investors. Such trips will include visits to a number of prospective institutional and retail investors. The Company shall pay for all expenses, including, without limitation, travel and lodging expenses, associated with such trips. During the 45-day period prior to the filing of the Registration Statement with the Commission, and at all times thereafter prior and following to the effectiveness of the Registration Statement, the Company and its officers, directors and related parties will abide by all rules and regulations of the Commission relating to public offerings, including, without limitation, those relating to public statements (i.e., “gun jumping”) and disclosures of material non-public information.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

June , 2013 Medifocus, Inc. Page 4

11. At such time as the Company and Maxim are mutually satisfied that it is appropriate to commence the Offering, the final terms of the Underwriting Agreement will be negotiated and the Company and Maxim will request the Commission to make the Registration Statement effective.

12. The Underwriting Agreement shall provide that, at the Closing, the Company shall grant to Maxim (or its designated affiliates) share purchase warrants (the “Underwriter’s Warrants”) covering a number of Securities equal up to five percent (5.0%) of the total number of Securities being sold in the Offering. The Underwriter’s Warrants will be non-exercisable for six (6) months after the date of the Closing and will expire five years after such date. The Underwriter’s Warrants will be exercisable at a price equal to 110.0% of the public offering price in connection with the Offering. The Underwriter’s Warrants shall not be redeemable. The Company will register the Securities of Securities underlying the Underwriter’s Warrants under the Act and will file all necessary undertakings in connection therewith. The Underwriter’s Warrants may not be transferred, assigned or hypothecated for a period of six (6) months following the Closing, except that they may be assigned, in whole or in part, to any successor, officer, manager or member of Maxim (or to officers, managers or members of any such successor or member), and to members of the underwriting syndicate or selling group. The Underwriter’s Warrants may be exercised as to all or a lesser number of Securities of Securities, will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying Securities of Securities at the Company’s expense, an additional demand registration at the warrant holders’ expense, and unlimited “piggyback” registration rights for a period of seven years after the Closing at the Company’s expense. The Underwriter’s Warrants shall further provide for adjustment in the number and price of such warrants (and the Securities of Securities underlying such warrants) to prevent dilution.

13. The Offering shall be conditioned upon, among other things, the following:

a. Satisfactory completion by Maxim of its due diligence investigation and analysis of: (i) the Company’s arrangements with its officers, directors, employees, affiliates, customers and suppliers, (ii) the audited historical financial statements of the Company as required by the SEC (including any relevant stub periods), and (iii) the Company’s projected financial results for the fiscal years ending June 30, 2013 through 2016;

b. The execution by the Company and Maxim of a definitive Underwriting Agreement containing all applicable terms and conditions provided for in this engagement letter;

c. Neither the Company nor any of its affiliates has, either prior to the initial filing or the effective date of the Registration Statement, made any offer or sale of any securities which are required to be “integrated” pursuant to the Act or the regulations thereunder with the offer and sale of the Securities pursuant to the Registration Statement;

d. The Company’s registration of the Securities under the provisions of Section 12(b) or (g), as applicable, of the Securities Exchange Act of 1934 on or prior to the effective date of the Offering;

e. The Company maintaining the retention of a nationally recognized, PCAOB registered firm of independent certified public accountants acceptable to Maxim and the Company, which will have responsibility for the preparation of the financial statements and the financial exhibits, if any, to be included in the Private Placement Materials or any subsequent resale registration statement, it being agreed that the Company will continue to engage a nationally recognized, PCAOB registered accounting firm of comparable quality (as may be determined by the Company’s audit committee) for a period of at least three years after the Closing;

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

June , 2013 Medifocus, Inc. Page 5

f. The Company retaining a financial printer acceptable to Maxim to handle the printing and related aspects of the Offering;

g. The Company retaining a transfer agent for the Company’s Securities reasonably acceptable to Maxim and continuing to retain such transfer agent for a period of three (3) years after the Closing;

h. The Company engaging a financial public relations firm reasonably acceptable to Maxim, which firm shall be experienced in assisting issuers in public offerings of securities and in their relations with their security holders, and continuing to retain such firm for a period of two years after the Closing;

i. The Company registering with the Corporation Records Service (including annual report information) published by Standard & Poor’s Corporation and covenanting to maintain such registration for a period of three (3) years from the Closing;

j. The Company shall have procured and shall covenant to maintain “key man” life insurance (in amounts agreed to by Maxim and with the Company as the sole beneficiary thereof) with an insurer rated at least AA or better in the most recent edition of “Best’s Life Reports” on the lives of to be determined executive officer or officers of the Company; and

k. The Company undertaking its best efforts to meet the criteria necessary for inclusion of the Securities on the Nasdaq Market System, NYSE or the NYSE MKT and seeking and using its best efforts to maintain such listing for a period of at lest three years after the Closing.

14. Upon the successful completion of the Offering, for a period of eighteen (18) months from the closing the Offering, the Company grants Maxim the right of first refusal to act as lead managing underwriter and book runner or minimally as a co-lead manager and co-book runner and/or lead placement agent with at least 65.0% of the economics; or, in the case of a three-handed deal 40.0% of the economics, for any and all future public and private equity, equity linked or debt offerings (each a “Future Financing”) during such eighteen (18) month period of the Company or any successor to the Company.

15. Except as provided in Paragraph 1 hereof, this Paragraph 15 and Paragraphs 16, 17, 18, 19, 20, 21 and 22 (and Exhibit A attached hereto) hereof (which Paragraphs are intended be legally binding and enforceable on and against the Company and Maxim), this engagement letter is not intended to be a binding legal document, as the agreement between the parties hereto on these matters will be embodied in the Underwriting Agreement. Until the Underwriting Agreement has been finally negotiated and signed, but subject to the last sentence of this Paragraph, the Company or Maxim may at any time terminate its further participation in the proposed transactions and the party so terminating shall have no liability to the other on account of any matters provided for herein, except that:

a. regardless of which party elects to terminate, the Company agrees to reimburse Maxim for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company as provided for in Paragraphs 9 and 10 above and to reimburse Maxim for the full amount of its accountable expenses incurred to such date (which shall include, but shall not be limited to, all fees and disbursements of Maxim’s counsel, travel, lodging and other “road show” expenses, mailing, printing and reproduction expenses, and any expenses incurred by Maxim in conducting its due diligence) and;

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

June , 2013 Medifocus, Inc. Page 6

b. if the Company elects to terminate for any reason even though Maxim was prepared to proceed with the Offering reasonably within the intent of this engagement letter (i) the irrevocable preferential rights referred to in Paragraphs 14 hereof shall nonetheless become operative and legally binding and shall remain in full force and effect for a period of eighteen (18) months from the date of such termination.

16. The Company represents and warrants to Maxim that the entry into this engagement letter or the any other action of the Company in connection with the proposed Offering will not violate any agreement between the Company and any other underwriter.

17. The Company agrees that it will not issue press releases or engage in any other publicity, without Maxim’s prior written consent, commencing on the date hereof and continuing for a period of forty (40) days from Closing of the Offering, other than normal and customary releases issued in the ordinary course of the Company’s business. The Company covenants to adhere to all “gun jumping” and “quiet period” rules and regulations of the Commission prior to, during and following the filing of the Registration Statement and the consummation of the Offering.

18. During the Engagement Period or until the Closing, the Company agrees to cooperate with Maxim and to furnish, or cause to be furnished, to Maxim, any and all information and data concerning the Company, its subsidiaries and the Offering that Maxim deems appropriate, including, without limitation, the Company’s acquisition plans and plans for raising capital or additional financing (the “Information”). The Company shall provide Maxim reasonable access during normal business hours from and after the date of execution of this Agreement until the date of the Closing to all of the Company’s and its subsidiaries assets, properties, books, contracts, commitments and records and to the Company’s and its subsidiaries officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants to Maxim that all Information: (i) made available by the Company to Maxim or its agents, representatives and any potential syndicate or selling group member, (ii) contained in any preliminary or final Prospectus prepared by the Company in connection with the Offering, and (3) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants to Maxim that all such Information will have been prepared by the Company in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder, Maxim will be using and relying on such information (and information available from public sources and other sources deemed reliable by Maxim) without independent verification thereof by Maxim or independent appraisal by Maxim of any of the Company’s assets. The Company acknowledges and agrees that this engagement letter and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the Company and the Company’s accountants and legal counsel. Except as contemplated by the terms hereof or as required by applicable law, the Company and Maxim shall keep strictly confidential all non-public Information concerning the Company provided to Maxim. No obligation of confidentiality shall apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Maxim, (b) was known or became known by Maxim prior to the Company’s disclosure thereof to Maxim, (c) becomes known to Maxim from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by Maxim.

Members FINRA & SIPC

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June , 2013 Medifocus, Inc. Page 7

19. This engagement letter shall be deemed to have been made and delivered in New York City and both this engagement letter and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof.

20. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the Offering shall be the sole responsibility of the Company, and that the performance by Maxim of services hereunder will in no way expose Maxim to any liability for any such decisions, acts, actions or omissions of the Company.

21. Maxim reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion shall be made by FINRA to the effect that the underwriters’ aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to the underwriters by the Company may not be increased above the amounts stated herein without the approval of the Company.

22. Maxim and the Company: (i) agree that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waive any objection which they may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Maxim and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon the Company mailed by certified mail to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Maxim mailed by certified mail to Maxim’s address shall be deemed in every respect effective service process upon Maxim, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Maxim nor its affiliates, and the respective officers, directors, employees, agents and representatives of Maxim, its affiliates and each other person, if any, controlling Maxim or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Maxim will act under this engagement letter as an independent contractor with duties to the Company. Because Maxim will be acting on the Company’s behalf in this capacity, it is Maxim’s practice to receive indemnification. A copy of Maxim’s standard indemnification form is attached to this engagement letter as Exhibit A.

(Signature Page and Indemnification Provisions Follow)

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

June , 2013 Medifocus, Inc. Page 8

We are delighted at the prospect of continuing our working relationship with you. If you are in agreement with the foregoing, please execute and return two copies of this engagement letter to the undersigned together with payment for the Initial Advance. This engagement letter may be executed in counterparts and by facsimile transmission.

Yours truly,

MAXIM GROUP LLC

By:	/S/ Karl Brenza
	Name:	Karl Brenza
	Title:	Senior Managing Director, Investment Banking

By:	/S/ Clifford A. Teller
	Name:	Clifford A. Teller
	Title:	Executive Managing Director, Investment Banking

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN:

Medifocus, Inc.

/S/ Augustine Cheung
Name:	Dr. Augustine Cheung
Title:	Founder, CEO & President

(Signature Page to Engagement Letter)

(Indemnification Provisions Begins on Next Page)

Members FINRA & SIPC

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June , 2013 Medifocus, Inc. Page 9

EXHIBIT A

INDEMNIFICATION PROVISIONS

In connection with the engagement letter to which this Exhibit A is attached (the “Engagement Letter”), the Company and the Sponsor (the “Indemnitors”) agree to indemnify and hold harmless Maxim and its affiliates, and the respective officers, directors, employees, agents and representatives of Maxim, its affiliates and each other person, if any, controlling Maxim or any of its affiliates (Maxim and each such other person being an “Indemnified Person”) from and against any losses, claims, damages or liabilities related to, arising out of or in connection with the engagement (the “Engagement”) under the Engagement Letter, and will reimburse each Indemnified Person for all expenses (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement, whether or not pending or threatened and whether or not any Indemnified Person is a party. The Indemnitors will not, however, be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that are judicially determined in a judgment not subject to appeal to have resulted from the bad faith or gross negligence of any Indemnified Person.

Neither Indemnitor will, without Maxim’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without the prior written consent of the Indemnitors, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

If the indemnification provided for in the first paragraph of this Exhibit A is judicially determined to be unavailable (other than in accordance with the third sentence of the first paragraph hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, the Indemnitors shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expense relating thereto): (i) in such proportion as is appropriate to reflect the relative benefits to the applicable Indemnified Person, on the one hand, and the Indemnitors, on the other hand, of the Engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the applicable Indemnified Person and the Indemnitors, as well as any other relevant equitable considerations; provided, however, that in no event shall any Indemnified Person’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by Maxim under the Engagement Letter. Assuming that the Indemnitors have fully satisfied the amount of their obligations provided for herein to the Indemnified Persons, and the Indemnified Persons shall have no further liabilities in connection therewith, then the Indemnitors may take control of any pending action or litigation in order to reduce the expenses in connection therewith. For the purposes of this Exhibit A, the relative benefits to the Indemnitors and the applicable Indemnified Person of the Engagement shall be deemed to be in the same proportion as: (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Indemnitors and their affiliates (including the Company’s stockholders), as the case may be, in the transaction or transactions that are the subject of the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid to Maxim in connection with the Engagement.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

June , 2013 Medifocus, Inc. Page 10

Procedure. Upon obtaining knowledge of any claim which may give rise to indemnification not involving a Third Party Claim, the Indemnified Person shall, as promptly as practicable following the date the Indemnified Person has obtained such knowledge, give written notice (which may be delivered by facsimile transmission, with confirmation of receipt by the receiving party) of such claim for which indemnification is sought (each, a “Claim”) to the Indemnitors, but no failure to give such notice shall relieve the Indemnitors of any liability hereunder (except to the extent that the Indemnitors have suffered actual, irreversible and material economic prejudice thereby). The Indemnified Person, at its cost, shall furnish to the Indemnitors in good faith and in reasonable detail such information as the Indemnified Person may have with respect to such Claim.

Promptly after receipt by an Indemnified Person of notice of the commencement of any action, suit or proceeding involving a Claim by a third party (each, a “Third Party Claim”) against it, such Indemnified Person will give written notice to the Indemnitors of the commencement of such Third Party Claim, and shall give the Indemnifying Party such information with respect thereto as the Indemnitors may reasonably request, but no failure to give such notice shall relieve the Indemnitors of any liability hereunder (except to the extent the Indemnitors have suffered actual, irreversible and material economic prejudice thereby). The Indemnitors shall have the right, but not the obligation, to assume the defense and control the settlement of such Third Party Claim, at their cost and expense (and not as a reduction in the amount of indemnification available hereunder), using counsel selected by the Indemnitors and reasonably acceptable to the Indemnified Person. If the Indemnitors satisfy the requirements of this Exhibit A and desire to exercise our right to assume the defense and control the settlement of such Third Party Claim, the Indemnitors shall give written notice (the “Notice”) to the Indemnified Person within fourteen (14) calendar days of receipt of notice from the Indemnified Person of the commencement of or assertion of any Third Party Claim stating that the Indemnitors shall be responsible for such Third Party Claim. Notwithstanding the foregoing, the Indemnified Person shall have the right: (i) to assume the defense and control the settlement of a Third Party Claim and (ii) to employ separate counsel at our reasonable expense (provided that the Indemnitors shall not be required to reimburse the expenses and costs of more than one law firm) and control its own defense of a Third Party Claim if (x) the named parties to any such action (including any impleaded parties) include both the Indemnified Person and us, and the Indemnified Person shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Person that are different from those available to the Indemnitors, (y) such Third Party Claim involves equitable or other non-monetary damages or in the reasonable judgment of the Indemnified Person, such settlement would have a continuing material adverse effect on the Indemnified Person’s business (including any material impairment of its relationships with customers and suppliers) or (z) or in the reasonable judgment of the Indemnified Person, the Indemnitors may not be able to satisfy fully such Third Party Claim. In addition, if the Indemnitors fail to give the Indemnified Person the Notice in accordance with the terms hereof, the Indemnified Person shall have the right to assume control of the defense of and settle the Third Party Claim and all costs incurred in connection therewith shall constitute damages of the Indemnified Person. For the avoidance of doubt, the Indemnitors acknowledge that they will advance any retainer fees required by legal counsel to an Indemnified Person simultaneously with the engagement by such Indemnified Person of such counsel, it being understood and agreed that the amount of such retainer shall not exceed $20,000 and that such retainer shall be credited to fees incurred with the balance (if any) refundable to the Indemnitors.

If at any time after the Indemnitors assume the defense of a Third Party Claim, any of the conditions set forth in the paragraph above are no longer satisfied, the Indemnified Person shall have the same rights as set forth above as if the Indemnitors never assumed the defense of such claim.

Notwithstanding the foregoing, the Indemnitors or the Indemnified Person, as the case may be, shall have the right to participate, at the Indemnitors’ or the Indemnified Person’s own expense, in the defense of any Third Party Claim that the other party is defending.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

June , 2013 Medifocus, Inc. Page 11

If the Indemnitors assume the defense of any Third Party Claim in accordance with the terms hereof, the Indemnitors shall have the right, upon 30 calendar days’ prior written notice to the Indemnified Person, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim; provided, however, that with respect to such consent to the entry of judgment or settlement, the Indemnified Person will not have any liability and will be fully indemnified with respect to all Third Party Claims. Notwithstanding the foregoing, the Indemnitors shall not have the right to consent to the entry of judgment with respect to, or otherwise settle a Third Party Claim if: (i) the consent to judgment or settlement of such Third Party Claim involves equitable or other non-monetary damages against the Indemnified Person, or (ii) in the reasonable judgment of the Indemnified Person, such settlement would have a continuing effect on the Indemnified Person’s business (including any material impairment of its relationships with customers and suppliers), without the prior written consent of the Indemnified Person. In addition, the Indemnified Person shall have the sole and exclusive right to settle any Third Party Claim on such terms and conditions as it deems reasonably appropriate, (x) if the Indemnitors fail to assume the defense in accordance with the terms hereof, or (y) to the extent such Third Party Claim involves only equitable or other non-monetary relief, and shall have the right to settle any Third Party Claim involving monetary damages with our consent, which consent shall not be unreasonably withheld.

The provisions of this Exhibit A shall apply to the Engagement and any modification thereof and shall remain in full force and effect regardless of any termination or the completion of Maxim’s services under the Engagement Letter.

Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com